[ARTICLE] 5
[MULTIPLIER]   1,000
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Part II.  Other information,   Item 6a.

Exhibit 11

                                        CIRRUS LOGIC, INC.
               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
(In thousands, except per share amounts)
                                                           Quarter Ended          Three Quarters Ended
                                                   -------------------------  -------------------------
                                                   December 28, December 30,  December 28, December 30,
                                                       1996         1995          1996         1995
                                                   ------------ ------------  ------------ ------------
Primary:

Weighted average shares outstanding                     65,179       63,273        64,704       62,409

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                    1,281          N/A         1,678        7,020
  Common stock warrants, using treasury
    stock or modified treasury stock method                  -            -             -            8
                                                   ------------ ------------  ------------ ------------
Common and common equivalent shares used in
  the calculation of net income (loss) per share        66,460       63,273        66,382       69,437
                                                   ============ ============  ============ ============

Net income (loss)                                      $10,310      ($3,601)       $5,703      $52,173
                                                   ============ ============  ============ ============

Net income (loss) per share                              $0.16       ($0.06)        $0.09        $0.75
                                                   ============ ============  ============ ============

Fully diluted:

Weighted average shares outstanding                     65,179       63,273        64,704       62,409

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                    1,282          N/A         2,309        7,528
  Convertible subordinated debt, using the
    "if converted" method                                  N/A            -           N/A            -
  Common stock warrants, using treasury
    stock or modified treasury stock method                  -            -             -            9
                                                   ------------ ------------  ------------ ------------
Common and common equivalent shares used in
  the calculation of net income (loss) per share        66,461       63,273        67,013       69,946
                                                   ============ ============  ============ ============

Net income (loss)                                      $10,310      ($3,601)       $5,703      $52,173
                                                   ============ ============  ============ ============

Net income (loss) per share                              $0.16       ($0.06)        $0.09        $0.75
                                                   ============ ============  ============ ============

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